Exhibit 23

MAILLE, FALCONIERO & COMPANY, LLP Certified Public Accountants and Business Counselors
PO Box 3068
West Chester, PA 19381-3068
610-696-4353

FAX NO.: 610-430-8811
www.maillie.com

Consent of the Independent Registered Public Accounting Firm

To the Participants and Administrator

We consent to incorporation, by reference in Registration Statement No. 333-82304, dated February 7, 2002, on Form S-8 pertaining to the Penn Virginia Corporation and Affiliated Companies Employees’ 401(k) Plan, of our report dated May 18, 2006, relating to the statements of net assets available for benefits of the Penn Virginia Corporation and Affiliated Companies Employees’ 401(k) Plan as of December 31, 2005 and 2004, and the related statement of changes in net assets available for benefits for the year ended December 31, 2005, and the supplementary schedules, which report appears in the December 31, 2005 annual report on Form 11-K of the Penn Virginia Corporation and Affiliated Companies Employees’ 401(k) Plan.

/s/ Maillie, Falconiero & Company

West Chester, Pennsylvania

June 26, 2006